Filed with the U.S. Securities and Exchange Commission on March 6, 2024.

Registration No. 333-270499

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 10

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOBO EV TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	3751	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Gemini Mansion B 901, i Park, No. 18-17 Zhenze Rd

Xinwu District, Wuxi, Jiangsu

People’s Republic of China, 214111

+86 510 88584252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR Telephone: 852-3923-1111	Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933

Emerging growth Company ☒

If an emerging growth Company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 10 to the Registration Statement on Form F-1 (File No. 333-270499) is filed solely to amend Item 6 of Part II thereof and to file certain exhibit thereto. This Amendment No. 10 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association provide that we may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, any person who: (a) is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee, adviser of the company or who at the request of the company; or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another enterprise. Indemnification is only available to a person who acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful.

Pursuant to the form of indemnification agreements has been filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In October 2021, we issued 50,000 Ordinary Shares to the following initial shareholders at par value ($1 per share), for total consideration of $50,000. The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act. No underwriters were involved in these issuances of Ordinary Shares.

Name	Number of Ordinary Shares
Wealthford Capital Ltd.	28,940
Huiyan Xie	5,000
Jiancong Cai	5,000
Haoyu Xiong	2,495
Yasong Yao	1,750
Lingping Mo	1,750
Yunmei Wang	1,520
Cheukyin Tai	1,000
Yibing Zhu	525
Peter Yaugh Chen	500
Bowen Yuan	500
Yuntao Liu	260
Zisheng Zhong	260
Yiyong Zhu	250
Xiaohong Zhong	250

In September 2023, our initial shareholders approved a reorganization of our ordinary shares by way of a sub-division and subsequent surrender of certain of our Ordinary Shares such that the authorized share of the company has been increased to 50,000,000 ordinary shares of $0.001 par value each. In September 2023, the Company issued additional 700,000 ordinary shares to our shareholders on a pro-rata basis, resulting in an aggregate of 6,400,000 Ordinary Shares outstanding.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index of this registration statement.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association of the Registrant
3.2**	Form of Second Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1**	Form of Underwriter Warrant
5.1**	Opinion of Ogier regarding the validity of ordinary shares being registered
5.2**	Opinion of Loeb & Loeb LLP regarding the validity of the Underwriter’s Warrants being registered
10.1**	Form of Indemnification Agreement
10.2**	Translation of House Lease Contract dated January 5, 2022 entered by and between Guangzhou New Technology Institute and Guangzhou LOBO
10.3**	Translation of Leasing Contract entered by Tianjin Junli Electric Vehicle Co., Ltd. and Beijing LOBO
10.4**	Translation of House Lease Contract entered by Beijing Chuangfu Spring Business Service Co., Ltd. and Beijing LOBO
10.5**	Translation of Office Building Lease Contact dated March 30, 2022, entered by Tianjin Youdatong Operation Management Co., Ltd and Tianjin Bibosch
10.6**	Translation of Plant Lease Contract dated December 20, 2021 entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin Bibosch
10.7**	Translation of Office Building Lease Contract entered by Tianjin Youdatong Operation Management Co., Ltd. and Tianjin LOBO
10.8**	Translation of Lease Contact entered by Wuxi Software Industry Development Co., Ltd. and Jiangsu LOBO
10.9**	Translation of House Lease Contact entered by Sichuan Yuanxing Rubber Co., Ltd. and Wuxi Jinbang
10.10**	Form of Employment Agreement
10.11**	Form of Independent Director Agreement
10.12**	Translation of Plant Lease Agreement entered by Tianjin Golden Wheel Bicycle (Group) Co., Ltd. and Beijing LOBO dated June 24, 2023.
10.13**	Translation of Shares Transfer Agreement dated December 12, 2021
10.14**	Translation of Supplement Agreement to the Shares Transfer Agreement dated March 18, 2023
21.1**	List of Subsidiaries of the Registrant
23.1	Consent of TPS Thayer, LLC
23.2**	Consent of Ogier (included in Exhibits 5.1)
23.3**	Consent of DeHeng Law Offices (Shenzhen) (included in Exhibit 99.2)
23.4**	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
24.1**	Power of Attorney (included in signature page hereto)
99.1**	Code of Business Conduct and Ethics
99.2**	Opinion of DeHeng Law Offices (Shenzhen)
99.3**	Director Nominee Consent of Zhaohui Randall Xu
99.4**	Director Nominee Consent of Ye Ren
99.5**	Director Nominee Consent of Harry D. Schulman
99.6**	Consent of Beijing Bo Yan Zhishang Information Advise Co., Ltd.
99.7**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
99.8**	Form of Charter of the Audit Committee Charter
99.9**	Form of Charter of the Nominating and Corporate Governance
99.10**	Form of Charter of the Compensation Committee
107**	Filing Fee Table

**	Previously filed.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuxi, China, on March 6, 2024.

LOBO EV TECHNOLOGIES LTD.

By:	/s/ Huajian Xu
Name:	Huajian Xu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Huajian Xu	Chairman and Chief Executive Officer	March 6, 2024
Huajian Xu	(Principal Executive Officer)

*	Chief Financial Officer	March 6, 2024
Tong Zhu	(Principal Financial and Accounting Officer)

*	Chief Operating Officer	March 6, 2024
Jiancong Cai

*By:	/s/ Huajian Xu
Name:	Huajian Xu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lobo EV Technologies Ltd. has signed this registration statement or amendment thereto in Newark, Delaware on March 6, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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